Exhibit 10.2

CREDIT AGREEMENT
by and among
TRONOX LLC
as Borrower
TRONOX INCORPORATED
TRONOX WORLDWIDE LLC
TRONOX FINANCE CORP.
CIMARRON CORPORATION
TRIPLE S REFINING CORPORATION
SOUTHWESTERN REFINING COMPANY, INC.
TRIANGLE REFINERIES, INC.
TRANSWORLD DRILLING COMPANY
TRIPLE S MINERALS RESOURCES CORPORATION
TRIPLE S, INC.
TRONOX HOLDINGS, INC.
TRONOX PIGMENTS (SAVANNAH) INC.
as Guarantors
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
and
WELLS FARGO CAPITAL FINANCE, LLC
as the Agent
WELLS FARGO CAPITAL FINANCE, LLC
as Sole Lead Arranger, Manager and Bookrunner
Dated as of February 14, 2011

i

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance

Exhibit B-1	Form of Borrowing Base Certificate

Exhibit B-2	Form of Ex-Im Borrowing Base Certificate

Exhibit B-3	Form of Bank Products Provider Letter Agreement

Exhibit C-1	Form of Compliance Certificate

Exhibit D-1	Form of Export-Related Revolving Credit Note

Exhibit E-1	Form of Guarantor Conversion Notice

Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account

Schedule A-2	Authorized Persons

Schedule C-1	Commitments

Schedule D-1	Designated Account

Schedule E-1	Inventory Locations

Schedule E-2	Existing Letters of Credit

Schedule E-3	Excluded Transferees

Schedule E-4	Eligible Mexican Account Requirements

Schedule F-1	Freight Forwarders

Schedule N-1	Non-Core Real Estate Assets

Schedule P-1	Permitted Investments

Schedule P-2	Permitted Liens

Schedule P-3	Permitted Indebtedness

Schedule P-4	Permitted Holders

Schedule 1.1	Definitions

v

Schedule 3.1	Conditions Precedent

Schedule 4.1(b)	Capitalization of Loan Parties

Schedule 4.1(c)	Capitalization of Loan Parties’ Subsidiaries

Schedule 4.6(a)	Jurisdictions of Organization

Schedule 4.6(b)	Chief Executive Offices

Schedule 4.6(c)	Organizational Identification Numbers

Schedule 4.6(d)	Commercial Tort Claims

Schedule 4.7(b)	Litigation

Schedule 4.11	Benefit Plans

Schedule 4.13	Intellectual Property

Schedule 4.15	Deposit Accounts and Securities Accounts

Schedule 4.17	Material Contracts

Schedule 4.29	Locations of Inventory and Equipment

Schedule 5.1	Financial Statements, Reports, Certificates

Schedule 5.2	Collateral Reporting

Schedule 6.12	Affiliate Transactions

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of February 14, 2011 by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender” or a “US Lender”, as that term is hereinafter further defined), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Tronox LLC, a Delaware limited liability company (“Tronox” or a “US Borrower” as hereinafter further defined), Tronox Incorporated, a Delaware corporation (“Parent”), Tronox Worldwide LLC, a Delaware limited liability company (“Worldwide”), Tronox Finance Corp., a Delaware corporation (“Finance”), Cimarron Corporation, an Oklahoma corporation (“Cimmaron”), Triple S Refining Corporation, a Delaware corporation (“Triple S Refining”), Southwestern Refining Company, Inc., a Delaware corporation (“Southwestern”), Triangle Refineries, Inc., a Delaware corporation (“Triangle”), Transworld Drilling Company, a Delaware corporation (“Transworld”), Triple S Minerals Resources Corporation, a Delaware corporation (“Triple S Minerals”), Triple S, Inc., an Oklahoma corporation (“Triple S”), Tronox Holdings, Inc., a Delaware corporation (“Holdings”), and Tronox Pigments (Savannah) Inc., a Georgia corporation (“Pigments” and, together with Parent, Worldwide, Finance, Cimmaron, Triple S Refining, Southwestern, Triangle, Transworld, Triple S Minerals, Triple S and Holdings, individually each, a “Guarantor” and collectively, “Guarantors” as hereinafter further defined).
     The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
     1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
     1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.
     1.3 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, however,

that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.
     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations , the Secured Obligations (as defined in the Security Agreement) or the Guaranteed Obligations (as defined in the Guaranty) shall mean the repayment in Dollars in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized or otherwise are contingent, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid or are contingent or not yet due. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. All references to Borrowers, Guarantors, Agent, and Lenders pursuant to the definitions set forth in the recitals hereto or Schedule 1.1 hereto, or to any other person herein or therein, shall include their respective successors and assigns. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.1 or is cured, if such Event of Default is capable of being cured. All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation. Unless the context of this Agreement or any other Loan Document clearly requires otherwise or Agent otherwise determines, amounts expressed in US Dollars at any time when used with respect to Foreign Subsidiaries or similar matters shall be deemed to mean the US Dollar Equivalent of such amounts at such time.
     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2. LOANS AND TERMS OF PAYMENT.
     2.1 Revolver Advances
          (a) Subject to the terms and conditions of this Agreement, and during the period from the date hereof until the Maturity Date, each US Lender with a US Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“US Advances”) to US Borrowers which in the aggregate at any one time outstanding will not exceed the lesser of:
                (i) such US Lender’s US Revolver Commitment, or
                (ii) such US Lender’s Pro Rata Share of an amount equal to the lesser of:
                     (A) the Maximum US Revolver Amount less the sum of (1) the US Letter of Credit Usage at such time, plus (2) the principal amount of Swing Line Loans outstanding at such time, and
                     (B) the US Borrowing Base at such time less the sum of (1) the US Letter of Credit Usage at such time, plus (2) the principal amount of Swing Line Loans outstanding at such time; provided, that, in no event shall any Lender be required to make an Advance if it would cause the sum of US Revolver Usage and Ex-Im Revolver Usage at any time to exceed the Maximum Revolver Amount at such time.
           (b) Subject to the terms and conditions of this Agreement, and during the period from the date hereof until the Ex-Im Maturity Date, each US Lender with an Ex-Im Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Ex-Im Advances”) to US Borrowers which in the aggregate at any one time outstanding will not exceed the lesser of:
                (i) such US Lender’s Ex-Im Revolver Commitment, or

                (ii) such US Lender’s Pro Rata Share of an amount equal to the lesser of:
                     (A) the Maximum Ex-Im Revolver Amount at such time, and
                     (B) the Ex-Im Borrowing Base at such time; provided, that, in no event shall any Lender be required to make an Advance if it would cause the sum of US Revolver Usage and Ex-Im Revolver Usage at any time to exceed the Maximum Revolver Amount at such time.
           (c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time and from time to time during the term of this Agreement. The outstanding principal amount of the Advances (other than the Ex-Im Advances), together with interest and fees accrued on such Advances, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement. The outstanding principal amount of the Ex-Im Advances, together with interest and fees accrued thereon, shall be due and payable on the Ex-Im Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
           (d) Anything to the contrary in the Loan Documents notwithstanding (but subject to the immediately succeeding sentence), Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the US Borrowing Base, and/or the Ex-Im Borrowing Base in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, but in all cases without duplication, including, without limitation (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves with respect to (A) amounts that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document and which Parent and its Subsidiaries fail to pay when due and or (B) the amount of Priority Payables due and payable, (iii) reserves in respect of amounts owing to the landlord, warehouseman or other operator of any property at which any Revolving Loan Priority Collateral is located but for which Agent has not received a Collateral Access Agreement; provided, that, the amount of the reserve for any such property shall not exceed three (3) months of mortgage, rental or similar payments payable by the Loan Parties for such property and, if a default under the applicable lease or other agreement by the Loan Parties exists, an amount equal to the amounts due and payable under such lease or other agreement (except that any of the foregoing amounts under this clause (iii) shall from time to time (A) be eliminated with respect to a property upon the receipt by the Agent of a Collateral Access Agreement for such property, (B) be adjusted upon the opening or closing of a Collateral location subject to the limits described above, or (C) be adjusted upon any change actually known to Agent in the amount of rental, mortgage or similar payments subject to the limits described above), and (iv) reserves in respect of the amounts then due and owing to NGE under the NGE Agreement; provided, that, the amount of such reserve under this clause (iv) shall not exceed one month of servicing fees payable to NGE under the NGE Agreement and, if a default under the NGE Agreement exists, an amount equal to the amounts due and payable to NGE under the NGE Agreement; provided, further, that, any reserve established under this clause (iv) shall be released promptly upon Agent’s receipt of reasonably satisfactory evidence that Agent shall have received an aggregate amount of Environmental Insurance Receivables Prepayments equal to the lesser of (A) 80% of the Eligible Insurance Accounts in existence on the Closing Date or (B) $20,000,000. In each case such reserves shall be established against the US Borrowing Base and/or the Ex-Im Borrowing Base (but without duplication of any such reserves), and to the extent that a reserve is in respect of amounts that may be payable to third parties, Agent may, in its Permitted Discretion, deduct such reserve from the Maximum US Revolver Amount and/or the Maximum Ex-Im Revolver Amount (but without any duplication). To the extent an event, circumstance or otherwise is addressed in (or a deduction is taken pursuant to) the definitions of Eligible Accounts, Eligible Inventory or Eligible Insurance Accounts, Agent shall not establish a reserve for the same purpose.
          (e) Except in Agent’s discretion and with the consent of all Lenders, the aggregate amount of the US Advances and Letters of Credit outstanding at any time (i) based on Eligible Inventory consisting of work in process shall not exceed $5,000,000, (ii) based on Eligible Inventory consisting of chemicals used or consumed in the manufacturing of inventory shall not exceed $5,000,000, (iii) based on Eligible Inventory consisting of consigned inventory (including, without limitation, consigned inventory in the possession of a consignee, consigned inventory in transit to a consignee or any other consigned inventory) shall not exceed $12,500,000, (iv) based on Eligible Inventory consisting of Eligible In-Transit Inventory shall not exceed $12,500,000, (v) based on Eligible Ex-Im Accounts owing by Account Debtors located in Mexico shall not exceed $20,000,000, and (v) based on Eligible Ex-Im Accounts owing by Account Debtors located in any country (other than the United States, Canada or Mexico) shall not exceed $5,000,000.
     2.2 [Reserved]
     2.3 Borrowing Procedures and Settlements.
          (a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent. Unless Swing Line Lender is not obligated to make a Swing Line Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 1:00 p.m. on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Line Lender is not obligated to make a Swing Line Loan as to a requested Borrowing, such notice must be received by Agent no later than 11:00 a.m. on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Administrative Borrower agrees that any such telephonic notice will be confirmed in writing within twenty-four (24) hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
          (b) Making of Swing Line Loans. In the case of a request for a US Advance and so long as either (i) the aggregate amount of Swing Line Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Line Loans since the last Settlement Date, plus the amount of the requested US Advance does not exceed $5,000,000, or (ii) Swing Line Lender, in its sole discretion, shall agree to make a Swing Line Loan notwithstanding the foregoing limitation, Swing Line Lender shall make a US Advance in the amount of such requested Borrowing (any such US Advance made solely by Swing Line Lender pursuant to this Section 2.3(b) being referred to as a “Swing Line Loan” and such US Advances being referred to as “Swing Line Loans”) available to US Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Line Lender may, but shall not be obligated to, make Swing Line Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Swing Line Loan shall be deemed to be a US Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Advances; except, that, all payments on any Swing Line Loan shall be payable to Swing Line Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Line Lender shall not make and shall not be obligated to make any Swing Line Loan if Swing Line Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 3.1 or 3.2 has not been satisfied or would not be satisfied immediately after giving effect to such Swing Line Loan, or (B) the requested Borrowing would exceed the Availability on the requested Funding Date for the applicable Borrowing. Swing Line Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Line Loan. The Swing Line Loans shall be secured by Agent’s Liens, constitute US Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to US Advances that are Base Rate Loans.
          (c) Making of Loans.
               (i) In the event that Swing Line Lender is not obligated to make a Swing Line Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (A) one or more of the applicable conditions precedent set forth in Section 3.1 or 3.2 has not been satisfied or would not be satisfied immediately after giving effect to such Advance unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on the requested Funding Date for the applicable Borrowing.
               (ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.
          (d) Protective Advances and Optional Overadvances.
               (i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), Agent hereby is authorized by the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of an Event of Default, or (B) upon notice to Administrative Borrower at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations, including Hedge Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).
               (ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Line Lender, as applicable, and either Agent or Swing Line Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Line Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding US Revolver Usage does not exceed the US Borrowing Base by more than ten (10%) percent of the Maximum Revolver Amount, (B) after giving effect to such Advances, the outstanding US Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum US Revolver Amount, (C) after giving effect to such Advances, the outstanding Ex-Im Revolver Usage does not exceed the Ex-Im Borrowing Base and (D) after giving effect to such Advances, the outstanding Ex-Im Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Ex-Im Revolver Amount. In the event Agent obtains actual knowledge that the Ex-Im Revolver Usage or the US Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (1) if any unintentional Overadvance remains outstanding for more than sixty (60) days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such unintentional Overadvances, and (2) after the date all such Overadvances have been eliminated, there must be at least five (5) consecutive days before intentional Overadvances are made unless otherwise agreed to by the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
               (iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder; except, that, no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. If an Event of Default has occurred and is continuing, Protective Advances shall be repayable on demand. Overadvances shall be repayable in accordance with the terms of Section 2.5. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Line Lender, and the Lenders and are not intended to benefit Borrowers in any way.
               (iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten (10%) percent of the Maximum Revolver Amount; and (B) to the extent any Protective Advance causes the aggregate US Revolver Usage to exceed the Maximum US Revolver Amount or causes the aggregate Ex-Im Revolver Usage to exceed the Maximum Ex-Im Revolver Amount, each such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
          (e) Settlement. It is agreed that each US Lender’s funded portion of the US Advances to US Borrowers is intended by the US Lenders to equal, at all times, such US Lender’s Pro Rata Share of the outstanding US Advances. It is agreed that each US Lender’s funded portion of the Ex-Im Advances intended by the US Lenders to equal, at all times, such US Lender’s Pro Rata Share of the outstanding Ex-Im Advances. Such agreement notwithstanding, Agent, Swing Line Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Line Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

               (i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (A) on behalf of Swing Line Lender, with respect to the outstanding Swing Line Loans, (B) for itself, with respect to the outstanding Protective Advances, and (C) with respect to Borrowers’ or their Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Line Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (1) if the amount of the Advances (including Swing Line Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Line Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Line Loans and Protective Advances), and (2) if the amount of the Advances (including Swing Line Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Line Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Line Loans and Protective Advances). Such amounts made available to Agent under clause (2) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Line Loans or Protective Advances and, together with the portion of such Swing Line Loans or Protective Advances representing Swing Line Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
               (ii) In determining whether a Lender’s balance of the Advances, Swing Line Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Line Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
               (iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Line Loans are outstanding, may pay over to Agent or Swing Line Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Line Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Line Loans are outstanding, may pay over to Swing Line Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Line Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Line Lender’s Pro Rata Share of the Advances other than to Swing Line Loans, as provided for in the previous sentence, Swing Line Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Line Lender with respect to Swing Line Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Line Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Line Lender, Agent, or the Lenders, as applicable.
               (iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
          (f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances owing to each Lender, including the Swing Line Loans owing to Swing Line Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, as described more fully in Section 13.1(h).
          (g) Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (i) first, to Swing Line Lender to the extent of any Swing Line Loans that were made by Swing Line Lender and that were required to be, but were not, repaid by the Defaulting Lender, (ii) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (iii) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (iv) to a suspense account maintained by Agent, the proceeds of which shall be, upon the request of Administrative Borrower for an Advance (subject to the satisfaction of the condition set forth in Sections 3.1 and 3.2), made available, for the account of such Defaulting Lender, to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of such Advance hereunder, and (v) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (M) of Section 2.4(b)(ii) or in accordance with tier (E) of Section 2.4(b)(iii), as applicable. Subject to the foregoing, Agent shall hold and re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fees payable under Sections 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (A) the date on which the non-Defaulting Lenders, Agent, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (B) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
          (h) Independent Obligations. All Advances (other than Swing Line Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
     2.4 Payments; Reductions and Increases of Commitments; Prepayments.
          (a) Payments by Borrowers
               (i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein. Any payment received by Agent later than 2:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                (ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
          (b) Apportionment and Application.
                (i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders entitled to receive such payments (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Revolving Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(v), and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
                (ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent in respect of the Obligations (other than the Ex-Im Advances) and all proceeds of Collateral (other than Foreign Accounts) received by Agent shall be applied as follows:
                     (A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
                     (B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
                     (C) third, to pay interest due in respect of all Protective Advances until paid in full,
                     (D) fourth, to pay the principal of all Protective Advances until paid in full,
                     (E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

                    (F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
                    (G) seventh, to pay interest accrued in respect of the Swing Line Loans until paid in full,
                    (H) eighth, to pay the principal of all Swing Line Loans until paid in full,
                    (I) ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances and Ex-Im Advances) until paid in full,
                    (J) tenth, ratably (1) to pay the principal of all Advances (other than Ex-Im Advances) until paid in full, (2) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to one hundred five (105%) percent of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (3) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations but only to the extent of the then Bank Product Reserve Amount then in effect with respect to such Bank Product Obligations,
                    (K) eleventh, ratably, to the Bank Product Providers based upon amounts certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable on account of Bank Product Obligations (other than Bank Product Obligations paid pursuant to clause (J) above),
                    (L) twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,
                    (M) thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and
                    (N) fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
               (iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent in respect of the Ex-Im Advances and all proceeds of Foreign Accounts received by Agent shall be applied as follows:
                    (A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) then due to Agent under the Loan Documents in connection with the collection or enforcement of Foreign Accounts or the protection, preservation, sale or realization upon Foreign Accounts, until paid in full,

                    (B) second, ratably to pay any fees then due to any of the Lenders that has an Ex-Im revolving Commitment or an outstanding Ex-Im Advance until paid in full,
                    (C) third, ratably, to pay interest accrued in respect of the Ex-Im Advances until paid in full,
                    (D) fourth, to pay the principal of all Ex-Im Advances until paid in full,
                    (E) fifth, to pay any other Obligations other than Obligations owed to Defaulting Lenders, to be applied pursuant to Section 2.4(b)(ii), beginning with tier (A),
                    (F) sixth, ratably to pay any Obligations owed to Defaulting Lenders, and
                    (G) seventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
               (iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
               (v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
               (vi) For purposes of Section 2.4(b)(ii) or (iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements.
               (vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
          (c) Reduction and Termination of Commitments.
               (i) Revolver Commitments. The US Revolver Commitments shall terminate on the Maturity Date. The Ex-Im Revolver Commitments shall terminate on the Ex-Im Maturity Date. Borrowers may reduce the Revolver Commitments, in whole or in part, without premium or penalty; provided, that, Borrowers shall not at any time reduce the Ex-Im Revolver Commitments to an amount less than the sum of (A) the Ex-Im Revolver Usage as of such time plus (B) the principal amount of all Ex-Im Advances not yet made as of such time as to which a request has been given by Borrowers or Administrative Borrower; provided, further, that, Borrowers shall not at any time reduce the US Revolving Commitments to an amount less than the sum of (x) the US Revolver

Usage as of such time, plus (y) the principal amount of all US Advances not yet made as of such time as to which a request has been given by Borrowers or Administrative Borrower under Section 2.3(a), plus (z) the amount of all Letters of Credit not yet issued as of such time as to which a request has been given by Borrowers or Administrative Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $2,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $2,000,000), shall be made by providing not less than ten (10) Business Days prior written notice to Agent (or such lesser number of Business Days as may be acceptable to Agent), which notice shall specify whether such reduction is in respect of the Ex-Im Revolver Commitment and/or the US Revolver Commitment and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.
               (ii) [Reserved]
          (d) Optional Prepayments.
               (i) Advances. Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.
               (ii) [Reserved]
          (e) Mandatory Prepayments.
               (i) Borrowing Base. If, at any time, (A) the US Revolver Usage on such date exceeds the US Borrowing Base, or (B) the Ex-Im Revolving Usage on such date exceeds the Ex-Im Borrowing Base (any such excess being referred to as the “Borrowing Base Excess”), then Borrowers shall promptly, but in any event, within one (1) Business Day prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the Borrowing Base Excess; provided, that, to the extent that any portion of the Borrowing Base Excess arises as a direct result of the establishment of reserves by Agent or changes by Agent to the criteria for Eligible Accounts, Eligible Inventory or Eligible Insurance Accounts, Borrowers shall prepay the Obligations in an amount equal to such portion of the Borrowing Base Excess within three (3) Business Days following the receipt by Administrative Borrower of written notice of such establishment or change.
               (ii) Dispositions. Within one (1) Business Day of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any Subsidiary of Parent of any Revolving Loan Priority Collateral (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b) or (o) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to one hundred (100%) percent of such Net Cash Proceeds (including condemnation awards, insurance recoveries and payments in lieu thereof); provided, that, so long as (A) no Cash Dominion Period exists, and no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers’ intention to reinvest such monies in assets which constitute Revolving Loan Priority

Collateral, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, (D) the failure to promptly apply the Net Cash Proceeds to prepay the Obligations will not result in a requirement that such Net Cash Proceeds be applied to prepay any amounts owing under the Term Loan Documents, and (E) Borrowers or Guarantors, as applicable, complete such reinvestment within 120 days after the initial receipt of such monies, then the Borrowers shall have the option to apply such monies to reinvest in assets which constitute Revolving Loan Priority Collateral unless and to the extent that such applicable period shall have expired without such purchase being made, in which case any amounts remaining in the cash collateral account shall be paid to the Agent and applied in accordance with Section 2.4(f)(ii). Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
               (iii) Environmental Insurance Receivables. Within one (1) Business Day of the date of receipt by Borrowers or Guarantors of proceeds of Environmental Insurance Receivables, Borrowers shall (A) prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to one hundred (100%) percent of such proceeds (each such prepayment, an “Environmental Insurance Receivables Prepayment” and collectively, the “Environmental Insurance Receivables Prepayments”) and (B) provide Agent with reasonably acceptable evidence that the source of such Environmental Insurance Receivables Prepayment was the proceeds of Environmental Insurance Receivables; provided, that, the obligation of Borrowers to prepay Obligations pursuant to this Section 2.4(e)(iii) shall terminate after Borrowers shall have prepaid Obligations pursuant to this Section 2.4(e)(iii) with proceeds of Environmental Insurance Receivables in an aggregate amount of $20,000,000.
          (f) Application of Payments.
               (i) Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred five (105%) percent of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii) or 2.4(b)(iii), as applicable.
               (ii) Each prepayment of the Obligations pursuant to Section 2.4(e)(ii) or 2.4(e)(iii) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances, until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred five (105%) percent of the then extant Letter of Credit Usage and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii) or 2.4(b)(iii), as applicable.
          (g) Increase of Commitments
               (i) Administrative Borrower may, at any time, so long as no Event of Default shall exist or have occurred and be continuing, deliver a written request to Agent to increase the Maximum US Revolver Amount. Any such written request shall specify the amount of the increase in the Maximum US Revolver Amount that Borrowers are requesting, provided, that, (A) in no event shall the aggregate amount of any such increase in the Maximum US Revolving Amount (the

“Incremental Facility”) cause the Maximum US Revolver Amount to exceed $150,000,000, (B) such request shall be for an increase of not less than $5,000,000, (C) any such request shall be irrevocable and (D) in no event shall more than three (3) such written requests be delivered to Agent during the term of the Agreement. All requests for an increase in the Maximum US Revolver Amount shall include a corresponding request for an increase in the US Revolver Commitments.
               (ii) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its US Revolver Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum US Revolver Amount requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within fifteen (15) Business Days after the receipt of such notice from Agent whether it is willing to so increase its US Revolver Commitment, and if so, the amount of such increase; provided, that, (A) the minimum increase in the US Revolver Commitments of each such Lender providing the additional Commitments shall equal or exceed $1,000,000, and (B) no Lender shall be obligated to provide such increase in its US Revolver Commitment and the determination to increase the US Revolver Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the US Revolver Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum US Revolver Amount requested by Administrative Borrower, then Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their US Revolver Commitments or new US Revolver Commitments in an aggregate amount in excess of the increase in the Maximum US Revolver Amount requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower. Additional Commitments for the Incremental Facility shall be on the same terms and conditions as the Commitments on the date hereof for US Advances.
               (iii) The Maximum US Revolver Amount shall be increased by the amount of the increase in US Revolver Commitments from Lenders or new US Revolver Commitments from Eligible Transferees, with corresponding increases in the US Revolver Commitments, in each case as selected in accordance with Section 2.4(g)(ii) above, for which Agent has received Assignment and Acceptances forty-five (45) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in US Revolver Commitments and new US Revolver Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum US Revolver Amount requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied;
               (iv) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum US Revolver Amount, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and each Borrower, provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $5,000,000;

               (v) the conditions precedent to the making of Advances set forth in Section 4.2 shall be satisfied as of the date of the increase in the Maximum US Revolver Amount, both before and after giving effect to such increase;
               (vi) Agent, at its option, shall have received an opinion of counsel to Borrowers and Guarantors in form and substance and from counsel reasonably satisfactory to Agent addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness and a non-contravention opinion as to other documents and Indebtedness);
               (vii) such increase in the Maximum US Revolver Amount on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;
               (viii) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum US Revolver Amount all fees and expenses arising under or related to this Agreement that are due and payable to such Person on or before the effectiveness of such increase;
               (ix) as of the effective date of any such increase in the Maximum US Revolver Amount, each reference to the term Maximum US Revolver Amount (and US Revolver Commitments) herein and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum US Revolver Amount (and US Revolver Commitments) after giving effect to the Incremental Facility as specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum US Revolver Amount (and US Revolver Commitments);
               (x) Effective on the date of each increase in the Maximum US Revolver Amount pursuant to this Section 2.4(g), each reference in this Agreement to an amount of Excess Availability or US Excess Availability, shall, automatically and without any further action, be deemed to be increased so that the ratio of each amount of Excess Availability or US Excess Availability to the amount of the Maximum US Revolver Amount after such increase in the Maximum US Revolver Amount remains the same as the ratio of such amount of Excess Availability or US Excess Availability to the amount of the Maximum US Revolver Amount prior to such increase in the Maximum US Revolver Amount;
               (xi) Following the effective date of any increase in the Maximum US Revolver Amount pursuant to this Section, Agent shall provide notice thereof to Lenders, and at Agent’s option, Borrowers, Guarantors and Agent shall enter into an amendment to this Agreement providing for such increase in the Maximum US Revolver Amount, the US Revolver Commitments and the increases in the Excess Availability thresholds set forth in Section 2.4(g), and Agent is hereby authorized to enter into such amendment on behalf of Lenders.
     2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by

Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b); provided, that, if any Overadvance is caused solely by the establishment of a reserve by Agent after the Closing Date or a modification by Agent after the Closing Date to the criteria for Eligible Accounts, Eligible Inventory, Eligible Insurance Accounts or Eligible Mexican Accounts (but in each case, without the prior written consent of Borrowers), Borrowers shall pay in cash, within three (3) Business Days of the date Administrative Borrower receives written notice of such reserve, the amount of such Overadvance. Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement; provided, that, the outstanding principal amount of the Ex-Im Advances, together with interest and fees accrued thereon, shall be due and payable in full on the Ex-Im Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.
     2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
          (a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
               (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
               (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
          (b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a US Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
          (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,
               (i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
               (ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
          (d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), interest, Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first (1st) day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers (or, solely in the case of Lender Group Expenses relating to any visit and inspection pursuant to Section 5.7, upon not less than five (5) Business Days’ prior written notice to Borrowers or in the case of any other Lender Group Expenses, upon not less than fifteen (15) Business days’ prior written notice to Borrowers), to charge the Loan Account for all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred, but as to Lender Group Expenses relating to any visit and inspection pursuant to Section 5.7 upon not less than five (5) Business Days’ prior written notice to Borrowers or in the case of any other Lender Group Expenses, upon not less than fifteen (15) Business Days prior written notice to Borrowers), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred, all fees and costs provided for in Section 2.10 (as and when accrued or incurred), all other payments as and when due and payable under any Loan Document or, if an Event of Default shall have occurred and be continuing, any other Obligations then due and payable, which amounts shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account in accordance with the immediately preceding sentence shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
          (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
          (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
     2.7 Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
     2.8 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Each Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by such Borrower, or on its behalf by Administrative Borrower, and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Line Loan requested by or on behalf of a Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.
     2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “US Loan Account”) on which Borrowers shall be charged with all Advances (including Protective Advances and Swing Line Loans) made by Agent, Swing Line Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within thirty (30) days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
     2.10 Fees.
          (a) Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
          (b) Borrowers shall pay to Agent, for the ratable account of those Lenders with Revolver Commitments, on the first (1st) day of each month from and after the Closing Date up to the first (1st) day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to one-half of one (.50%) percent per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof); it being understood that, without duplication, the outstanding amount of Swing Line Loans, Protective Advances and LC Usage shall be included in the calculation of Revolver Usage for purposes of this clause (b).
          (c) If for any reason this Agreement is terminated on or prior to the first anniversary of the Closing Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders’ lost profits as a result thereof, Borrowers shall pay to Agent, for the ratable account of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to one (1%) percent of the Maximum Revolver Amount; provided, that, such early termination fee shall not be due and payable if, solely as a result of the establishment of discretionary reserves by the Agent after the Closing Date but before the first anniversary of the Closing Date, the amount of the Borrowing Base shall be reduced by more than 10% of the amount of the Borrowing Base on the Closing Date. Such early termination fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination and each Borrower agrees that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Lenders hereunder). In addition, Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Section 8.4 or 8.5, even if Agent or Lenders do not exercise their right to terminate this Agreement, but elects to provide financing to Borrowers or permit the use of cash collateral under the Bankruptcy Code.
          (d) Borrowers shall pay to Agent, for the account of Ex-Im Bank, on the date of this Agreement and on each anniversary thereof until such time as the Ex-Im Revolver Commitments have been terminated or reduced to zero, a fee in an amount equal to the Ex-Im Bank Fee Rate times the Ex-Im Revolver Commitments on the date such fee is due and payable.
     2.11 Letters of Credit
          (a) Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer, as Issuing Lender’s agent, to issue, a requested Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrowers that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the UCC) with respect to each Underlying Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender shall not be obligated to issue or cause the issuance of a Letter of Credit or issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit at any time if any Lender is a Defaulting Lender at such time unless Agent has received cash collateral from Borrowers in an amount equal to the Pro Rata Share of such Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the face amount of such Letter of Credit. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
               (i) the US Letter of Credit Usage would exceed the US Borrowing Base less the outstanding amount of US Advances (inclusive of Swing Line Loans), or
               (ii) the US Letter of Credit Usage would exceed $50,000,000, or
               (iii) the US Letter of Credit Usage would exceed the Maximum US Revolver Amount less the outstanding amount of US Advances (including Swing Line Loans), or
               (iv) the sum of the US Revolver Usage plus the Ex-Im Revolver Usage would exceed the Maximum Revolver Amount.
Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit issued for the account of US Borrowers under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of Administrative Borrower, for and on behalf of US Borrowers, on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a US Letter of Credit or an Underlying Issuer makes a payment under a US Underlying Letter of Credit, US Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the US Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Advance hereunder and, initially, shall bear interest at the rate then applicable to US Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.
          (b) Promptly following receipt of a notice of a US Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a US Revolver Commitment agrees to fund its Pro Rata Share of any US Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking with respect thereto (or an amendment to a US

Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a US Revolver Commitment, and each Lender with a US Revolver Commitment shall be deemed to have purchased, a participation in each US Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking with respect thereto, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable US Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a US Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each US Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to US Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
          (c) Borrowers hereby agree to jointly and severally indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrowers agree to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrowers’ own, and Borrowers understand and agree that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrowers understand that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Borrowers hereby agree to jointly and severally indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that Borrowers shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrowers hereby acknowledge and agree that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
          (d) Borrowers hereby authorize and direct any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
          (e) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable promptly, but in any event, within one (1) Business Day by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is one and one-quarter of one (1.25%) percent per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
          (f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
                    (A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
                    (B) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty

(180) day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
     2.12 LIBOR Option
          (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations become due and payable pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.
          (b) LIBOR Election.
               (i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent after the occurrence and during the continuance of an Event of Default of the election of the Required Lenders to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
               (ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, Borrowers shall, jointly and severally indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Administrative Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
               (iii) Borrowers shall have not more than 6 LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
          (c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall, jointly and severally indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
          (d) Special Provisions Applicable to LIBOR Rate.
               (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws but subject to the terms of Section 16 which shall be controlling with respect to Taxes addressed in such Section) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
               (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
          (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
     2.13 Capital Requirements.
          (a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, Borrowers shall not be required to compensate a Lender pursuant to this Section 2.13(a) for any reductions in return incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
          (b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
     2.14 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.
          (a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Advances and Letters of Credit pursuant to this Agreement and the other Loan Documents from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Advances to such bank account of Administrative Borrower or a Borrower or otherwise make such Advances to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Advances to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
          (b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.14. Administrative Borrower shall ensure that the disbursement of any Advances to each Borrower requested by or paid to or for the account of any Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.
          (c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

          (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.
          (e) Administrative Borrower may resign as Administrative Borrower upon five (5) days prior written notice to Borrowers and Agent. If Administrative Borrower resigns under this Agreement, the Borrowers shall be entitled to appoint a successor Administrative Borrower. Upon the acceptance of its appointment as successor Administrative Borrower hereunder, such successor Administrative Borrower shall succeed to all the rights, powers, and duties of the retiring Administrative Borrower and the term “Administrative Borrower” shall mean such successor Administrative Borrower and the retiring Administrative Borrower’s appointment, powers, and duties as Administrative Borrower shall be terminated. If no successor Administrative Borrower has accepted appointment as Administrative Borrower by the date which is five (5) days following a retiring Administrative Borrower’s notice of resignation, the retiring Administrative Borrower’s resignation shall nevertheless thereupon become effective and Borrowers shall perform all of the duties of Administrative Borrower hereunder until such time, if any, as Borrowers appoint a successor Administrative Borrower as provided for above.
     2.15 Conversion of Guarantors to Borrower. If any Guarantor that is a Domestic Subsidiary (a “Domestic Guarantor”) has Eligible Accounts, Eligible Ex-Im Accounts or Eligible Inventory, Administrative Borrower may elect for such Guarantor to become a US Borrower by executing and delivering to Agent a Guarantor Conversion Notice. Upon Agent’s receipt of a Guarantor Conversion Notice, duly executed by Administrative Borrower and properly completed which requests that a Domestic Guarantor become a US Borrower, Agent shall promptly countersign such Guarantor Conversion Notice, whereupon such Domestic Guarantor shall automatically become a US Borrower and shall cease to be a Guarantor.
3. CONDITIONS; TERM OF AGREEMENT.
     3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and the Lenders, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).
     3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
          (a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
     3.3 Maturity. This Agreement shall be in full force and effect for a term ending on February 13, 2015 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
     3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full; provided, that, on the Ex-Im Maturity Date, all commitments of the Lender Group to provide Ex-Im Advances shall automatically be terminated and the outstanding principal amount of the Ex-Im Advances and all interest and fees accrued thereon immediately shall become due and payable without notice or demand and shall be paid by Borrowers in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as Borrowers may reasonably request to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
     3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon ten (10) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.
4. REPRESENTATIONS AND WARRANTIES.
     In order to induce the Lender Group to enter into this Agreement, Borrowers jointly and severally make the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance made (or each Letter of Credit issued) thereafter, as though made on and as of the date of such Advance or such issuance (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     4.1 Due Organization and Qualification; Subsidiaries

          (a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where material assets are located or where necessary to conduct its business, except where the failure to be in good standing or so qualified could not reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
          (b) Set forth on Schedule 4.1(b) is a complete and accurate description as of the Closing Date of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of each Loan Party’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
          (c) As of the Closing Date, set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
          (d) Except as set forth on Schedule 4.1(c), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Neither any Loan Party’s nor any Subsidiaries of any Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any such Equity Interests.
     4.2 Due Authorization; No Conflict.
          (a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
          (b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, except to the extent that any such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any agreement, document or instrument of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any agreement, document or instrument of any Loan Party, other than consents or approvals that have been obtained on or prior to the date hereof and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Change.
     4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained on or prior to the date hereof and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date and except where the failure to obtain the foregoing could not individually or in the aggregate reasonably be expected to have a Material Adverse Change.
     4.4 Binding Obligations; Perfected Liens.
          (a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles relating to enforceability or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
          (b) Agent’s Liens are validly created, perfected under the laws of the United States (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11 and (iii) patents, copyrights or trademarks in respect of which no intellectual property security agreement or similar agreement granting a security interest in the applicable intellectual property has been filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable), and first priority Liens (in the case of Revolving Loan Priority Collateral) or second priority Liens (in the case of Term Loan Priority Collateral), subject only to Permitted Liens for which priority is accorded by operation of law or other Permitted Liens which are permitted to be senior to Agent’s Lien pursuant to this Agreement.
     4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except (A) for assets disposed of since the date of such financial statements to the extent permitted hereby or (B) as individually or in the aggregate could not reasonably be expected to have a Material Adverse Change. All of such assets are free and clear of Liens except for Permitted Liens.
     4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims
          (a) The name of (within the meaning of Section 9-503 of the UCC) and jurisdiction of organization of each Loan Party and each of its Subsidiaries as of the Closing Date is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, as of the Closing Date, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (d) As of the Closing Date, no Loan Party holds any commercial tort claims that exceed $250,000 in amount, except as set forth on Schedule 4.6(d).
     4.7 Litigation.
          (a) There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
          (b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities, or that could reasonably be expected to result in liabilities, in an amount that could reasonably be expected to result in a Material Adverse Change that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
     4.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
     4.9 No Material Adverse Change. All historical financial statements for the periods from December 31, 2008 through November 30, 2010 relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments and fresh start accounting) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since entry of the Confirmation Order, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.
     4.10 Fraudulent Transfer.
          (a) As of the Closing Date, the Loan Parties, collectively, are Solvent.
          (b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
     4.11 Employee Benefits. As of the date hereof, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan, except as set forth on Schedule 4.11.
     4.12 Environmental Condition. Except with respect to the Henderson Legacy Conditions (for which each Loan Party has received either a covenant not to sue or, the extent allowable under applicable laws, a release from Governmental Authorities pursuant to the Environmental Claims Settlement Agreement) and except where any of the following could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (a) no Loan Party’s nor any of its Subsidiaries’ properties has ever been used by a Loan Party or its Subsidiaries in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, (b) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any properties owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective currently owned or operated facilities or ongoing operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability, except the Environmental Claims Settlement Agreement, the Environmental Response Trust Agreements and the Anadarko Litigation Trust Agreement (as each such term is defined in the Chapter 11 Plan) and any ancillary documents related thereto. Pursuant to the Environmental Claims Settlement Agreement, each Loan Party has received either a covenant not to sue or, to the extent allowable under applicable laws, a release from Governmental Authorities with respect to the Henderson Legacy Conditions.
     4.13 Intellectual Property. Each Loan Party and its Subsidiaries own, or hold licenses in or other rights to use, all trademarks, trade names, copyrights and patents that are necessary to the conduct of its business as currently conducted, except where the failure to own, hold licenses in, or otherwise have a right to use could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all material trademarks registrations and applications, copyright registrations and applications, and patents and patent applications as to which any Loan Party or one of its Subsidiaries is the owner; provided, however, that Borrowers may amend Schedule 4.13 to add additional material intellectual property as described above which the applicable Loan Party or its Subsidiary may have acquired after the date hereof, so long as such amendment occurs by written notice to Agent within thirty (30) days of the end of the calendar quarter in which such intellectual property was acquired.
     4.14 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and to the Borrowers’ knowledge, no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
     4.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts as of the Closing Date, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
     4.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on September 9, 2010 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are or were delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries and are not to be viewed as facts, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).
     4.17 Material Contracts. Set forth on Schedule 4.17 (as such Schedule may be updated from time to time in accordance herewith) is a list of the Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date; provided, however, that Borrowers may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrowers provides a Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrowers’ knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms and is not in default due to the action or inaction of the applicable Loan Party or Subsidiary.
     4.18 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.19 Reserved.
     4.20 Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all governmental assessments, fees and charges upon a Loan Party and its Subsidiaries or upon their respective assets that are due and payable have been paid when due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     4.21 Margin Equity Interests. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Equity Interests. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Equity Interests or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

     4.22 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.23 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan or other financial accommodation made or provided hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     4.24 Employee and Labor Matters. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, there is (a) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or any Subsidiary of any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Borrower, threatened against any Loan Party or any Subsidiary of any Loan Party which arises out of or under any collective bargaining agreement, (b) no strike, slowdown, work stoppage or other material labor dispute pending or, to the knowledge of any Borrower, threatened against any Loan Party or any Subsidiary of any Loan Party, or (c) to the knowledge of Loan Parties, no union representation question existing with respect to the employees of any Loan Party or any Subsidiary of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party or any Subsidiary of any Loan Party. No Loan Party or any Subsidiary of any Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied, except as could not reasonably be expected to result in a Material Adverse Change. The hours worked and payments made to employees of any Loan Party or any Subsidiary of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party or any Subsidiary of any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Loan Parties, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
     4.25 Term Loan Documents; Equity Contribution Documents.
          (a) As of the Closing Date, Borrowers have delivered to Agent true and correct copies of the Term Loan Agreement and the other material Term Loan Documents. As of the Closing Date, no party to the Term Loan Documents which is a Loan Party or an Affiliate thereof is in default in the performance or compliance with any provisions thereof. The Term Loan Documents are in full force and effect as of the Closing Date and have not been terminated, rescinded or withdrawn as of such date. Other than entry by the Bankruptcy Court of the Confirmation Order, the execution, delivery and performance of the Term Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in full force and effect.
          (b) As of the Closing Date, Borrowers have delivered to Agent true and correct copies of the Equity Commitment Agreement and the other material Equity Contribution Documents. As of the Closing Date, no party to the Equity Contribution Documents is in default in the performance or compliance with any provisions thereof and the Equity Contribution Documents comply in all material respects with all applicable laws. The Equity Contribution Documents are in full force and effect as of the Closing Date and have not been terminated, rescinded or withdrawn as of such date. Other than the entry by the Bankruptcy Court of the Confirmation Order, the execution, delivery and performance of the Equity Contribution Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in full force and effect.
     4.26 Confirmation Order. Borrowers have delivered to Administrative Borrower a complete and correct copy of the Chapter 11 Plan and the Confirmation Order (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Borrowers and Guarantors are not in default in the performance of or compliance with any provisions of the Chapter 11 Plan. The Chapter 11 Plan is in full force and effect as of the date hereof and has not been terminated, rescinded or withdrawn, and the Effective Date has occurred. The Confirmation Order is a Final Order and is in full force and effect, and has not been amended, modified or stayed. All conditions to confirmation and effectiveness of the Chapter 11 Plan have been satisfied or validly waived pursuant to the Chapter 11 Plan (other than conditions consisting of the effectiveness of this Agreement). No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Confirmation Order and no governmental or other action or proceeding has been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Confirmation Order.
     4.27 Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account or Eligible Foreign Account in a Borrowing Base Certificate or Ex-Im Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business, (b) owed to a Borrower without any known defenses, disputes, rights of setoff, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts or Eligible Foreign Accounts, as applicable. As to each Environmental Insurance Receivable that is identified by Borrowers as an Eligible Insurance Account in a Borrowing Base Certificate submitted to Agent, such Environmental Insurance Receivable is (a) a bona fide existing payment obligations of the Environmental Insurer pursuant to the Environmental Insurance Policy, (b) owed to Worldwide without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (except as identified by the Borrower in the Borrowing Base Certificate), and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Insurance Accounts.

     4.28 Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory or Eligible In-Transit Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory or Eligible In-Transit Inventory, as applicable.
     4.29 Locations of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment in-transit or out for repair or Inventory in-transit) of the Loan Parties are not stored with a bailee, warehouseman, or similar party except as identified on Schedule 4.29 (as such Schedule may be updated pursuant to Section 5.15) and are located only at, or in-transit between or to, the locations identified on Schedule 4.29 (as such Schedule may be updated pursuant to Section 5.15).
     4.30 Inventory Records. Each Loan Party keeps correct and accurate records consistent with past practices itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.
     4.31 Replacement Revolving Facility. This Agreement constitutes a “Replacement Revolving Facility” under and as defined in the Term Loan Agreement as in effect on the date hereof, and as of the Closing Date, there exists no other Replacement Revolving Facility.
     4.32 Indebtedness to Specified Subsidiaries. As of the date hereof, no Loan Party has any Indebtedness for borrowed money owing to any of the Specified Subsidiaries.
5. AFFIRMATIVE COVENANTS.
     Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:
     5.1 Financial Statements, Reports, Certificates. Deliver to Agent, for distribution to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrowers. In addition, each Borrower agrees to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP.
     5.2 Collateral Reporting. Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, Borrowers agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
     5.3 Existence. Except as otherwise permitted in Section 6.3 or 6.4, at all times maintain and preserve in full force and effect (a) its existence and (b) all rights and franchises, licenses and permits material to its business; except (in the case of this clause (b)) where the failure so to maintain or preserve could not individually or in the aggregate reasonably be expected to have a Material Adverse Change.

     5.4 Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest, in each case except where the failure to do any of the foregoing could not individually or in the aggregate reasonably be expected to have a Material Adverse Change
     5.5 Taxes. Cause all material assessments and material taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. The Loan Parties will and will cause each of their Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, except where the failure to make such payment or deposit could not individually or in the aggregate reasonably be expected to have a Material Adverse Change.
     5.6 Insurance. At Borrowers’ expense, maintain, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent and its Subsidiaries as are customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be reasonable and customary for such Persons. Without limiting the generality of the foregoing, Borrower’s and Guarantors will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Agent as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable endorsement, satisfactory in form and substance to Agent, that names Agent as the loss payee thereunder and provide for at least thirty days’ prior written notice to Agent of any modification or cancellation of such policy. Administrative Borrower shall give Agent prompt notice of any loss exceeding $750,000 covered by its casualty or business interruption insurance.
     5.7 Inspection. Permit Agent and each of its duly authorized representatives or agents to visit any domestic properties of any Loan Party and inspect any of its assets constituting Revolving Loan Priority Collateral or books and records, to conduct appraisals and valuations of assets included in the Borrowing Base, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and management employees at such reasonable times and intervals as Agent may designate and, so long as no Event of Default exists, with reasonable prior notice to Administrative Borrower; provided, that, so long as no Event of Default exists, Loan Parties’ shall not be liable for (a) the costs and expenses of more than two (2) inventory appraisals during each fiscal year (exclusive of the appraisals delivered pursuant to Schedule 3.1) or (b) the costs and expenses of more than two (2) such visits and inspections (or, if Excess Availability is less than $25,000,000, three (3) such visits and inspections) during each fiscal year (exclusive of the visits and inspections conducted pursuant to Schedule 3.1).
     5.8 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (except Environmental Laws which are covered by Section 5.9), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     5.9 Environmental. Except (in the case of clause (a) or (b) below) where the failure to do any of the following could not individually or in the aggregate reasonably be expected to have a Material Adverse Change:
          (a) Keep any property either owned or operated by any Loan Party or any Subsidiary of any Loan Party, free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
          (b) Comply with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests in writing; (provided, that, the obligations of each Loan Party and its Subsidiaries to comply with Environmental Laws with respect to the Henderson Legacy Environmental Conditions shall be subject to the terms of the Environmental Claims Settlement Agreement),
          (c) Promptly notify Agent of any release, except with respect to the Henderson Legacy Conditions, of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any Subsidiary of any Loan Party and take any Remedial Actions required by applicable Environmental Law to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, except for such release which could not individually or in the aggregate reasonably be expected to have a Material Adverse Change (provided, that, the obligations of each Loan Party and its Subsidiaries to take Remedial Actions required by Environmental Laws with respect to the Henderson Legacy Environmental Conditions shall be subject to the terms of the Environmental Claims Settlement Agreement), and
          (d) Promptly, but in any event within ten (10) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) written notice that an Environmental Lien has been filed against any material real or personal property of any Loan Party or any Subsidiary of any Loan Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority under Environmental Laws which (in the case of clause (ii) or (iii) above) could individually or in the aggregate reasonably be expected to have a Material Adverse Change.

     5.10 Disclosure Updates. Promptly and in no event later than seven (7) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
     5.11 Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Closing Date, such Loan Party shall (a) within twenty (20) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Domestic Subsidiary to provide to Agent a joinder to this Agreement, the Guaranty and the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Domestic Subsidiary with a fair market value of at least $2,000,000 or, if a mortgage on any Real Property has been or will be granted to Term Loan Agent, then without regard to the fair market value of such Real Property) as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first or, in the case of Term Loan Priority Collateral, second priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) within twenty (20) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent and provide to Agent or, for so long as any Indebtedness under the Term Loan Documents is outstanding, Term Loan Agent appropriate certificates and powers; provided, that, only sixty-five (65%) percent of the total outstanding voting Equity Interests of any first tier Subsidiary of any Loan Party that is a Foreign Subsidiary (and none of the Equity Interests of any Subsidiary of such Foreign Subsidiary) shall be required to be pledged (which pledge shall be governed by the laws of the jurisdiction of such Subsidiary if Term Loan Agent has requested or received a pledge governed by such laws), and (c) within ten (10) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.
     5.12 Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue to perfect Agent’s Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any fee-

owned Real Property acquired by any Loan Party after the Closing Date with a fair market value in excess of $2,000,000 as of the date of the acquisition thereof by such Loan Party or, if a mortgage on any Real Property has been or will be granted to Term Loan Agent, then without regard to the fair market value of such Real Property, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Loan Party authorizes Agent, upon the occurrence and during the continuance of an Event of Default, to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of each Loan Party and all of the outstanding Equity Interests of Loan Parties (other than Parent) and Loan Parties’ first tier Subsidiaries (subject to the exceptions and limitations contained in Section 5.11 of this Agreement and elsewhere in the Loan Documents with respect to any Foreign Subsidiary).
     5.13 Lender Meetings. At the request of Agent or of the Required Lenders and upon reasonable prior notice, hold an annual meeting (at a mutually agreeable location (taking into account the travel costs associated therewith) and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Borrowers to the extent then available (it being understood that material non-public information may be disseminated at such meeting).
     5.14 Material Contracts. Provide Agent with, promptly, and in any event within ten Business Days after (i) any Material Contract is terminated or amended in a manner that is materially adverse to Parent or any of its Subsidiaries, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event.
     5.15 Location of Inventory and Equipment. Keep each Loan Parties’ Inventory and Equipment (other than vehicles and Inventory and Equipment that is in-transit or out for repair) only at the locations identified on Schedule 4.29 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that Borrowers may amend Schedule 4.29 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent within ten (10) days of the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, Administrative Borrower uses its commercially reasonable efforts to provide Agent a Collateral Access Agreement with respect thereto.
     5.16 Dissolution of Triple S EMC. By no later than July 31, 2011, (a) dissolve Triple S EMC and transfer all of the assets (including any interest in Equity Interests) of Triple S EMC to a Loan Party and (b) provide reasonably satisfactory evidence of the foregoing to Agent.
     5.17 Conduct of Tronox Funding. Cause Tronox Funding to (a) not engage in any business other than, at its option, act as a special purpose vehicle in connection with the securitization of Accounts to the extent permitted under this Agreement, (b) not create, incur, guarantee, assume or otherwise become liable for any Indebtedness for borrowed money or (c) not create, incur, assume, or suffer to exist any Lien with respect to any of its assets which secure any Indebtedness for borrowed money.
     5.18 Bills of Lading and Other Documents of Title.
          (a) Cause all bills of lading or other documents of title relating to Inventory purchased by a Borrower which are outside the United States of America and in transit to the premises of a Loan Party or the premises of a Freight Forwarder in the United States of America (i) to be issued in a form so as to constitute negotiable documents as such term is defined in the UCC and (ii) other than those relating to goods being purchased pursuant to a Letter of Credit, to be issued either to the order of Agent or such other person as Agent may from time to time designate for such purpose as consignee or Borrower as consignee, as Agent may specify.
          (b) Cause there to be no more than three (3) originals of any bills of lading and other documents of title relating to Inventory being purchased by a Borrower which are outside the United States of America and in transit to the premises of a Loan Party or the premises of a Freight Forwarder in the United States of America. As to any such bills of lading or other documents of title, (i) two (2) of the originals of each of such bill of lading or other document of title shall be delivered to such Freight Forwarder as Borrowers may specify and that is party to a Collateral Access Agreement and (ii) one (1) original of each such bill of lading or other document of title shall be delivered to Borrower or, in the case of either clause (i) or (ii), if an Event of Default shall exist, to Agent or such other Person as Agent may direct from time to time. To the extent that the terms of this Section have not been satisfied as to any Inventory, such Inventory shall not constitute Eligible In-Transit Inventory.
          (c) Each Borrower and Guarantor hereby irrevocably designate and appoint Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to (i) clear Inventory through the Bureau of Customs and Border Protection (formerly the Customs Service) or other domestic or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any necessary documents in connection therewith and (ii) endorse and negotiate any bill of lading or other document of title with respect to such goods naming such Borrower or Guarantor as consignee to Agent or its designee.
     5.19 Consignment Agreements. Provide Agent with, promptly, and in any event within five Business Days after (a) any consignment agreement between a Borrower and PPG or Sherwin-Williams is amended in any manner that is adverse to Parent or any of its Subsidiaries in any material respect or (b) any new agreement relating to the consignment arrangements between a Borrower and PPG or Sherwin-Williams is entered into, describing such event, together with copies of such amendments or new agreements delivered to Agent.
6. NEGATIVE COVENANTS

     Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:
     6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness; provided, that, in no event will any Loan Party create, incur, suffer to exist, guarantee or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness for borrowed money owing to any of the Specified Subsidiaries unless Agent shall have received the Intercompany Subordination Agreement which has been duly authorized, executed and delivered by such Specified Subsidiary as a Payee thereunder.
     6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
     6.3 Restrictions on Fundamental Changes.
          (a) Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that, a Borrower must be the surviving entity of any such merger to which it is a party (except if a Borrower merges into a Domestic Guarantor, such Domestic Guarantor may be the surviving entity so long as such Domestic Guarantor becomes a Borrower contemporaneously with the completion of such merger), (ii) any merger between a Loan Party and Subsidiaries of any Loan Party that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent, which Subsidiaries are not Loan Parties,
          (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or any Borrower) or any wholly-owned Subsidiary of any Loan Party so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are contemporaneously transferred to a Loan Party that is not liquidating or dissolving of, if the liquidating, winding-up or dissolving entity is not a Loan Party, then such assets may be transferred to any Subsidiary of the Parent, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are contemporaneously transferred to a Subsidiary of Parent that is not liquidating or dissolving, or
          (c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.
     6.4 Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 6.3 and 6.11, convey, sell, lease, license, assign,

transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Parent’s assets or the assets of any Subsidiary of Parent.
     6.5 Change Name. Change the name of Parent or the name of any Subsidiary of Parent, organizational identification number, state of organization or organizational identity; provided, however, that Parent or any of its Subsidiaries may change their names upon at least ten (10) days prior written notice to Agent of such change.
     6.6 Nature of Business. Make any change in the nature of its or their business as presently conducted or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Parent or any Subsidiary of Parent from engaging in any business that is reasonably related or ancillary to its or their business.
     6.7 Prepayments and Amendments.
          (a) Except in connection with Refinancing Indebtedness permitted by Section 6.1.
               (i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any Subsidiary of any Loan Party, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances owing to a Loan Party, (C) Indebtedness of a Subsidiary of Parent that is not a Loan Party but solely to the extent prepaid, redeemed, defeased, purchased or acquired by a Subsidiary of Parent that is not a Loan Party and (D) the Indebtedness permitted by clauses (c), (g), (h), (i), (j), (k), (l), (m), (p) and (x) of the definition of Permitted Indebtedness; provided, that, both before and immediately after giving effect to each such prepayment, redemption, defeasance, purchase or acquisition pursuant to this clause (D), (1) no Event of Default shall have occurred and be continuing, (2) in the case of Indebtedness permitted by clause (m) or (p) of the definition of Permitted Indebtedness, Borrowers shall have Excess Availability of not less than $40,000,000, and (3) in the case of Indebtedness permitted by clause (c), (g) or (x) of the definition of Permitted Indebtedness, no Specified Availability Period shall exist,
               (ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
          (b) Directly or indirectly, amend, modify, or change any of the terms or provisions of
               (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (g), (h), (i), (j), (k), (l) and (x) of the definition of Permitted Indebtedness and (D) Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness except and to the extent that such amendment, modification or change pursuant to this clause (D) would violate the terms of the Intercreditor Agreement,
               (ii) Reserved;

               (iii) the Governing Documents of any Loan Party or any of its Domestic Subsidiaries or first-tier Foreign Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
     6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
     6.9 Restricted Junior Payments. Make any Restricted Junior Payment; provided, however, that, so long as it is not in contravention of law,
          (a) any direct or indirect Subsidiary of Parent may declare and pay dividends or other distributions to its parent; provided, that, no Loan Party may pay dividends to a Person that is not a Loan Party,
          (b) Parent and its Subsidiaries may repurchase Equity Interests held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and (ii) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $500,000;
          (c) [Reserved];
          (d) Borrowers may make Restricted Junior Payments to Parent, to the extent necessary to permit Parent (i) to pay general administrative costs and expenses, legal and accounting fees and other general corporate and overhead expenses incurred by Parent in the ordinary course of business, (ii) pay franchise taxes and other taxes or fees required in each case to maintain its corporate existence, (iii) pay taxes which are due and payable by Parent as part of a consolidated group or due to ownership of any interests in Subsidiaries that are not treated as corporations for applicable tax purposes, in each case, to the extent such taxes are attributable to the Loan Parties, (iv) pay auditing fees and expenses, (iv) pay directors fees, expenses and indemnities owing to directors of Parent and (v) pay fees and expenses incurred in connection with a public offering;
          (e) any Subsidiary of Parent may make Restricted Junior Payments to any Loan Party; and
          (f) any Subsidiary may make regularly scheduled payments of interest in respect of any Permitted Seller Notes in accordance with the terms of, and only to the extent permitted by, the subordination agreement between Agent and the holder of such Permitted Seller Note.
     6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or the then-applicable requirements).
     6.11 Investments; Controlled Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

     6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any Subsidiary of Parent except for:
          (a) transactions (other than the payment of management, consulting, monitoring or advisory fees) between any Loan Party, on the one hand, and any Affiliate of Parent or a Subsidiary of Parent, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by any Loan Party in excess of $1,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate,
          (b) so long as it has been approved by Parent’s board of directors or the board of directors of its applicable Subsidiary (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,
          (c) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Parent and its Subsidiaries;
          (d) the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent’s and its Subsidiaries in the ordinary course of business,
          (e) transactions permitted by Section 6.3, Section 6.9 or Section 6.11, or any Permitted Intercompany Advance,
          (f) transactions between or among US Loan Parties,
          (g) transactions between or among non-Loan Party Subsidiaries,
          (h) the Kwinana Investment;
          (i) transactions described on Schedule 6.12; and,
          (j) the Permitted Transaction.
     6.13 Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay a portion of the outstanding principal amount of the New Term Loan (as defined in the Term Loan Agreement as in effect on the date hereof) and accrued and unpaid interest thereon, (ii) to fund payments in order to substantially consummate the Chapter 11 Plan, and (iii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby (including the fees and expenses associated with the Chapter 11 Plan), and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes, including but not limited to the financing of ongoing working capital, capital expenditures and general corporate needs of the Borrowers, and the making of loans to other Subsidiaries and Affiliates in accordance with the terms of this Agreement. No Loan Party shall use any of the proceeds of any Ex-Im Advance, directly or indirectly, for any purpose not permitted by Section 2.01 of the Borrower Agreement.

     6.14 Limitation on Issuance of Equity Interests. Except for the issuance or sale of common stock or Permitted Preferred Equity Interests, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Equity Interests.
     6.15 Sales and Lease Backs. Directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Parent or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Parent or any of its Subsidiaries) in connection with such lease, other than the Henderson Sale-Leaseback, the Verve Sale-Leaseback and any similar transaction relating to the Savannah, Georgia facility.
     6.16 Certain Deposit Accounts. Deposit or otherwise remit cash or other amounts into the Settlement Escrow Account, the Working Capital Escrow Account or the Reinvestment Accounts (each as defined in the Term Loan Agreement as in effect on the date hereof), except to the extent expressly required by the Term Loan Agreement as in effect on the date hereof.
7. FINANCIAL COVENANTS.
     Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than unasserted indemnification obligations):
          (a) Minimum Fixed Charge Coverage Ratio. During any Compliance Period, the Fixed Charge Coverage Ratio, for the most recently ended period of twelve consecutive months for which Agent has received financial statements of Parent and its Subsidiaries (each a “Test Period”), commencing with the period of twelve consecutive months ending on November 30, 2010, shall not be less than 1.0:1.0; provided, that, if Loan Parties are required to maintain a Fixed Charge Coverage Ratio for any Test Period of not less than 1.0:1.0 pursuant to this Section 7, then either (i) the Consolidated Adjusted EBITDAR of Borrowers for such Test Period shall not be less than the Specified EBITDAR Percentage of the Consolidated Adjusted EBITDAR of Parent and its Subsidiaries for such Test Period or (ii) the Consolidated Adjusted EBITDAR of Borrowers during such Test Period shall not be less than the Specified EBITDAR Threshold for such Test Period.
          (b) [Reserved].
          (c) Certain Calculations. With respect to any period during which a Permitted Acquisition or a Permitted Disposition has occurred (each a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Section 7(a), Consolidated Adjusted EBITDAR and the components of Consolidated Interest Expense and Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer or chief executive officer of Parent and shall be reasonably satisfactory to Agent) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Parent and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Base Rate Loans incurred during such period).
8. EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1 If any Loan Party fails to pay when due and payable (whether at maturity, by acceleration or otherwise) (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group (including the reimbursement of Lender Group Expenses) or other amounts (other than any portion thereof constituting principal) constituting Obligations and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Obligations;
8.2 If any Loan Party or any of its Subsidiaries:
          (a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1 (other than with respect to clauses (h), (i), (j), (l), (m), (n) and (o) of Schedule 5.1), 5.2 (other than with respect to clauses (p), (q) and (s) of Schedule 5.2), 5.3 (solely if a Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if a Loan Party refuses to allow Agent or its representatives or agents to visit a Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss a Loan Party’s affairs, finances, and accounts with officers and employees of Loan Parties), 5.11 or 5.15 of this Agreement, (ii) Sections 6.1 through 6.15 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;
          (b) fails to perform or observe any covenant or other agreement contained in (i) Section 5.10 of this Agreement and such failure continues for a period of ten (10) days after the earlier of (A) the date on which such failure first became known to any officer of any Loan Party or (B) the date on which written notice thereof is given to Administrative Borrower by Agent or (ii) any of Sections 5.3 (other than if a Loan Party is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, 5.12 and 5.13 of this Agreement and such failure continues for a period of thirty (30) days after the earlier of (A) the date on which such failure shall first become known to any officer of any Loan Party or (B) the date on which written notice thereof is given to a Loan Party by Agent; or
          (c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) the date on which written notice thereof is given to a Loan Party by Agent;

     8.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $2,500,000, or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against any Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award which are not stayed;
     8.4 If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries, except for an Insolvency Proceeding commenced by or with respect to a Subsidiary that is not a Loan Party to effectuate a liquidation or dissolution of such Subsidiary which is permitted by Section 6.3(b) hereof;
     8.5 (a) If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
     8.6 [Reserved];
     8.7 (a) If there is a default in one or more agreements to which a Loan Party is a party with one or more third Persons relative to a Loan Party’s Indebtedness involving an aggregate amount of $2,500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder, or (b) if there is a default in one or more agreements to which a Subsidiary which is not a Loan Party is a party with one or more third Persons relative to the Indebtedness of a Subsidiary which is not a Loan Party involving an aggregate amount of $2,500,000 or more and such default (i) occurs at the final maturity of the obligations thereunder or (ii) such Indebtedness has been accelerated or otherwise declared to be due and payable;
     8.8 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing by a Loan Party to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
     8.9 If the obligation of any Guarantor under the Guaranty is limited in any material respect or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

     8.10 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and (except to the extent of Permitted Liens for which priority is accorded by operation of law or other Permitted Liens which are permitted to be senior to Agent’s Lien pursuant to this Agreement) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $2,500,000, or (c) as the result of an action or failure to act on the part of Agent;
     8.11 The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by Parent or its Subsidiaries, or by any Governmental Authority having jurisdiction over Parent or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document;
     8.12 If there is a default by any Loan Party or any of its Subsidiaries under the Chapter 11 Plan or the Confirmation Order which default continues for more than the applicable cure period, if any, with respect thereto; or
     8.13 If any Loan Party of any of its Subsidiaries fails to observe or perform in any material respect any of the terms or conditions of any order or stipulation entered by or with the Bankruptcy Court in the Chapter 11 Case applicable to it.
9. RIGHTS AND REMEDIES.
     9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
          (a) Declare all or any portion of the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers;
          (b) Declare all or any portion of the Commitments terminated, whereupon the Commitments so terminated shall immediately be terminated together with the corresponding amount of (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Line Lender to make Swing Line Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and
          (c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.
     9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10. WAIVERS; INDEMNIFICATION.
     10.1 Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Loan Party may in any way be liable.
     10.2 The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the UCC, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.
     10.3 Indemnification. Each Loan Party shall pay and jointly and severally indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that, no Loan Party shall be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes between and among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand in connection with or as a result of or related to any of the Loan Documents), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or a Subsidiary of Parent or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent or a Subsidiary of Parent (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability resulting from the gross negligence or willful misconduct of any Indemnified Person or its officers, directors, employees, attorneys, or agents as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Loan Party with respect thereto.
11. NOTICES.
     Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to a Loan Party:	Tronox Incorporated One Leadership Square, Suite 300 Oklahoma City, Oklahoma 73102-7109 Attn: General Counsel Fax No. 405-302-4706

with copies to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attn: Leonard Klingbaum, Esq. Fax No.: 212-446-6460

If to Agent:	Wells Fargo Capital Finance, LLC 150 South Wacker Drive Chicago, Illinois 60606

Attn: Portfolio Manager Fax No.: (312) 332-0424

with copies to:	Otterbourg, Steindler, Houston & Rosen, P.C. 230 Park Avenue New York, New York 10169 Attn: Michael Barocas, Esq. Fax No.: (212) 682-6104
     Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that, (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
          (c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR

RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
     13.1 Assignments and Participations.
          (a) With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (i) if an Event of Default has occurred and is continuing, (ii) in connection with any merger or consolidation of a Lender, or (iii) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (A) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (B) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Loan Parties and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (1) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (2) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (3) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.
          (b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Loan Parties or the performance or observance by Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
          (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Loan Parties, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except, that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Parent or the Subsidiaries of Parent, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
          (f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.
          (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
          (h) Agent (as a non-fiduciary agent on behalf of each Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters, in book entry form, the name and address of each Lender as the registered owner of the Advances (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Advances to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. Notwithstanding anything to the contrary contained in this Agreement, the Advances are registered obligations and the right, title and interest of the Lenders in and to such Advances shall be transferable only in accordance with the terms hereof. This Section 13.1(h) shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the IRC.
          (i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register meeting the requirements of 26 CFR §5f.103-1(c) on which it records, in book-entry form, the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
          (j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Administrative Borrower from time to time as Administrative Borrower may reasonably request.
     13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Loan Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Loan Party from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Loan Party is required in connection with any such assignment.
14. AMENDMENTS; WAIVERS.
     14.1 Amendments and Waivers.
          (a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
               (i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
               (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
               (iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (A) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
               (iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
               (v) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
               (vi) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,
               (vii) contractually subordinate any of Agent’s Liens,
               (viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
               (ix) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii), or Section 2.4(e)(i),
               (x) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or
               (xi) amend, modify, or eliminate the definition of Borrowing Base or Ex-Im Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Insurance Accounts, Eligible Inventory, and Eligible In-Transit Inventory), that are used in such definition to the extent that any such change results in more credit being made available to any Borrower based upon the Borrowing Base or Ex-Im Borrowing Base, but not otherwise.

          (b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Administrative Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Administrative Borrower, and the Required Lenders. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the consent of Loan Parties and Lenders shall not be required for the exercise by Agent of any of its rights under this Agreement in accordance with the terms of this Agreement with respect to reserves, or the Borrowing Base or Ex-Im Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Insurance Accounts, Eligible Inventory and Eligible In-Transit Inventory) that are used therein.
          (c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Administrative Borrower, and the Required Lenders,
          (d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Line Lender, or any other rights or duties of Swing Line Lender under this Agreement or the other Loan Documents, without the written consent of Swing Line Lender, Agent, Administrative Borrower, and the Required Lenders,
          (e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.
          (f) Anything in this Section 14.1 to the contrary notwithstanding, this Agreement may be amended with the written consent of Agent, Borrowers and the Lenders providing the Replacement Revolving Loans (as defined below) to permit the refinancing of any portion of the outstanding Advances (“Refinanced Revolving Loans”) with a replacement revolving loan facility (“Replacement Revolving Loans”) hereunder; provided, that (i) the aggregate amount of commitments for such Replacement Revolving Loans shall not exceed the aggregate amount of commitments for such Refinanced Term Loans, (ii) the Base Rate Margin and the Libor Rate Margin with respect to such Replacement Revolving Loans (together with the letter of credit fees and unused line fees applicable to such Replacement Revolving Loans) shall not be higher than those in effect for such Refinanced Revolving Loans for such Refinanced Revolving Loans immediately prior to such refinancing, (iii) the Weighted Average Life to Maturity of such Replacement Revolving Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Revolving Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement

Revolving Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Advances in effect immediately prior to such refinancing.
     14.2 Replacement of Certain Lenders.
          (a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Administrative Borrower or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made such a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.
          (b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.
     14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.
     15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent and its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

     15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Parent or any Subsidiary or Affiliate of Parent, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or any Subsidiary of Parent or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or any Subsidiary of Parent.
     15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
     15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
     15.7 Costs and Expenses; Indemnification. In the event Agent is not reimbursed by Parent or its Subsidiaries for Lender Group Expenses incurred by Agent, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all

Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
     15.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding each Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.
     15.9 Successor Agent. Agent may resign as Agent upon thirty (30) days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Administrative Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Line Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Line Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Line Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent. If Agent has breached or failed to perform any provision of this Agreement or of applicable law in any material respect, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
     15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding their or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of any Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
     15.11 Collateral Matters.
          (a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith in a transaction permitted pursuant to Section 6.4 of this Agreement and if so requested by Agent Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, in connection with the exercise of rights or remedies following the occurrence and during continuance of an Event of Default, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Each Lender (and by entering into a Bank Product Agreement, each Bank Product Provider) agrees that, except with the written consent of Agent and the Required Lenders, it will not exercise any right that it might otherwise have to credit bid at any sales of all or any portion of the Collateral conducted under the provisions of the Code or the Bankruptcy Code, or in connection with foreclosure sales or other similar dispositions of Collateral. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (A) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (B) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Administrative Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
          (b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
     15.12 Restrictions on Actions by Lenders; Sharing of Payments.
          (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
          (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
     15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
     15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

     15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent pursuant to the terms of this Agreement, and Agent shall so furnish each Lender with such Reports,
          (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,
          (d) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of a Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (A) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (B) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (C) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

     15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
16. TAXES.
          (a) All payments made by Loan Parties hereunder or under any other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Loan Parties shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, each Loan Party agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that no Loan Party shall be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Loan Parties will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Loan Parties.
          (b) Each Loan Party agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document, which payments shall be made to the applicable Governmental Authority in accordance with applicable laws.
          (c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following on or before the date it becomes a party to this Agreement (or, in the case of a Participant, on or before such Participant acquires the participation) and at such other times as may be necessary in the reasonable determination of Parent or Agent to confirm that payments to such Lender or Participant may be made without, or at a reduced rate, of withholding:
               (i) Any Foreign Lender or Participant that is entitled to claim an exemption from, or reduction in, United States withholding tax shall deliver to the Agent two completed originals of (1) either United States Internal Revenue Service Form W-8BEN, W-8ECI or Form W-8IMY (together with any applicable underlying forms), or any subsequent versions thereof or successors thereto; (2) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding tax under Section 871(h) or 881(c) of the IRC with respect to payments of “portfolio interest,” (A) a statement of the Lender or Participant that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a ten (10%) percent shareholder of a Borrower (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 881(c)(3)(C) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments); or (3) any other document prescribed by the Internal Revenue Service certifying as to the entitlement of such Foreign Lender to such exemption, or reduced rate, from United States withholding tax with respect to all payments to be made to such Foreign Lender under this Agreement and the other Loan Documents; or
               (ii) If such Lender is a Domestic Lender, two original completed Internal Revenue Service Forms W-9 certifying as to such Lender’s entitlement to full exemption from United States withholding tax, or otherwise proving that it is entitled to such an exemption.
Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Parent, to deliver to Agent and Parent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Parent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of

Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
          (f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
          (g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
          (h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Event of Default has occurred and is continuing, it shall pay over such refund to the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that, the Loan Parties, upon the request of Agent or such Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or such Lender hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.
          (i) Any Lender or Participant claiming any additional amounts payable pursuant to this Section 16 shall use its reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender or Participant, be otherwise disadvantageous to such Lender or Participant.
          (j) If a payment made to Agent or any Lender hereunder or under any other Loan Document would be subject to withholding tax imposed by FATCA if Agent or such Lender fails to comply with applicable reporting and other requirements of FATCA, Agent or such Lender shall deliver to Parent and Agent, at the time or times prescribed by applicable law or as reasonably requested by Parent or Agent, (A) two accurate, complete and signed certifications prescribed by applicable law or reasonably satisfactory to Parent and Agent that establish that such payment is exempt from withholding tax imposed by FATCA and (B) any other documentation reasonably requested by Parent or Agent sufficient for Parent and Agent to comply with their obligations under FATCA and to determine that Agent or such Lender has complied with such applicable reporting and other requirements of FATCA.
17. GENERAL PROVISIONS.
     17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Administrative Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
     17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Loan Parties may obtain Bank Products from any Bank Product Provider, although no Loan Party is required to do so. Each Loan Party acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors. Each Hedge Provider shall, prior to the consummation of each transaction under any Hedge Agreement, (i) notify Agent in writing of its status as a Hedge Provider and (ii) if, at the time that such Hedge Provider enters into such transaction, such Hedge Provider is also a party to (or an Affiliate of a party to) the Term Loan Agreement, elect, as between its Lien on the Revolving Loan Party Collateral and its Lien on the Term Loan Priority Collateral, which Lien will be a first priority Lien and which Lien will be a second priority Lien (in each case, subject to Liens permitted to be prior to such Liens hereunder or under the Term Loan Agreement), which election must be notified to Agent in writing (it being understood and agreed that any such Person that elects to have its lien on the Term Loan Priority Collateral be a first priority Lien shall not constitute a “Hedge Provider” for purposes of this Agreement).
     17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
     17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of each Borrower and Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     17.9 Confidentiality.
          (a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group (“Lender Group Representatives”), (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided, that, any such Subsidiary or Affiliate shall have agreed in writing for the benefit of Borrowers to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that, (A) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Administrative Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (B) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v)

as may be agreed to in advance by Administrative Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (A) prior to any disclosure under this clause (v) the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Administrative Borrower pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (vii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided, that, any such assignee, participant, or pledgee shall have agreed to receive such information hereunder subject to the terms of this Section, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than Loan Parties, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior notice thereof, and (ix) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
          (b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.
     17.10 Lender Group Expenses. Loan Parties agree to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
     17.11 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
     17.12 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

     17.13 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
     17.14 Ex-Im Bank Rules. Each Loan Party acknowledges that Lenders are willing to make the Ex-Im advances available to US Borrower because Ex-Im Bank is willing to guarantee payment of a significant portion of the Ex-Im Advances pursuant to the Ex-Im Guarantee. Accordingly, in the event of any inconsistency between the Ex-Im Guarantee or any of the other Ex-Im Bank Documents and any of the Loan Documents, the provision that is more stringent, burdensome or restrictive upon the Loan Parties shall control solely for so long as any Ex-Im Advances are outstanding. This Agreement is supplemental to the Borrower Agreement and the Fast Track Borrower Supplement and constitutes the “Loan Agreement” under the Borrower Agreement. The facility for Ex-Im Advances hereunder constitutes the “Loan Facility” under the Borrower Agreement.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

TRONOX LLC
By:
Title:

TRONOX WORLDWIDE LLC
By:
Title:

TRONOX FINANCE CORP.
CIMARRON CORPORATION
TRIPLE S REFINING CORPORATION
SOUTHWESTERN REFINING COMPANY, INC.
TRANSWORLD DRILLING COMPANY
TRIPLE S MINERALS RESOURCES CORPORATION
TRIPLE S, INC.
TRONOX HOLDINGS, INC.
TRIANGLE REFINERIES, INC.
TRONOX PIGMENTS (SAVANNAH) INC.

By:
Title:

TRONOX INCORPORATED
By:
Title:

By:
Title:
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WELLS FARGO CAPITAL FINANCE, LLC, as Agent and a Lender
By:
Title:

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